Exhibit 99.1

Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
432-571-8548

FOR IMMEDIATE REEASE
Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600

BASIC ENERGY SERVICES REPORTS

SECOND QUARTER 2012 RESULTS

MIDLAND, Texas – July 26, 2012 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2012.

SECOND QUARTER HIGHLIGHTS

Second quarter 2012 revenue decreased 2.5%, as previously projected, to $361.5 million from $370.9 million in the first quarter of 2012, but increased 22% from the $296.9 million reported in the second quarter of 2011.

	Three Months Ended June 30, 2012
	($ in millions)	($ per diluted share)
	(unaudited)
Net income (as reported)	$14.7	$0.36
Adjusted for Corporate office relocation expenses	0.6	0.02
Audit-related state sales and use taxes	1.8	0.04
Refund of state margin taxes	(1.1)	(0.03)

Net income before special items	$16.0	$0.39

On an as-reported basis, second quarter 2012 net income was $14.7 million, or $0.36 per diluted share. Second quarter 2012 net income before special items was $16.0 million, or $0.39 per diluted share (please see above table).

The second quarter 2012 net income before special items excludes approximately $635,000 ($1.0 million pre-tax), or $0.02 per diluted share, of relocation expenses, including severance and retention benefits, associated with the recent announcement of the relocation of Basic’s corporate headquarters to Fort Worth, Texas. The results also exclude $1.8 million ($2.9 million pre-tax), or $0.04 per diluted share, of prior years’ state sales and use taxes associated with an audit that is currently being resolved, and a $1.1 million ($1.9 million on a pre-tax basis), or $0.03 per diluted share, refund on Texas margin taxes related to 2008.

In the first quarter of 2012, Basic reported net income of $19.6 million. In the comparable second quarter of last year, Basic reported net income of $16.6 million, or $0.40 per diluted share, which included a $1.9 million tax adjustment related to the prior quarter’s early extinguishment of its $225 million 11.625% Senior Secured Notes due 2014 (“2014 Notes”). Excluding the impact related to that adjustment, net income in the second quarter of 2011 was $18.5 million, or $0.45 per diluted share.

Adjusted EBITDA for the second quarter of 2012 declined to $87.1 million, or 24% of revenue, from $92.4 million, or 25% of revenue, in the first quarter of 2012. In the comparable quarter of 2011, Basic generated Adjusted EBITDA of $77.5 million, or 26% of revenue. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, relocation expenses, loss on tax audits, loss on early extinguishment of debt, and the net gain or loss from the disposal of assets. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Despite revenue being down 2.5% from the first quarter, we were very pleased with the performance of each of our segments in the second quarter, especially when considering the increasing competition we have seen develop in most of our markets over the last several months.

“Revenue in our Completions and Remedial Services segment was down five percent sequentially as frac-related pricing deteriorated and several jobs were postponed beyond the end of the quarter. Segment margins however remained flat on the strength of strong performance from our rental and fishing tool and coil tubing sub-segments. Our two new 2” coil tubing units were completed in May and began operations in June. These units are fully crewed and have full work calendars through the end of 2012.

“Approximately 20% of the sequential revenue decline in this segment is related to reductions in costs of guar, sand and acid. Those lower input costs resulted from our long-term focus on supply and inventory management, and that focus not only helped our competiveness, it also helped hold segment margins flat. Pricing pressure in the pumping sub-segment remains an issue as competitors continue to relocate frac equipment to busier markets and we expect margins in this segment to deteriorate 100 to 300 basis points over the next several quarters.

“Fluid Services revenue decreased by five percent sequentially, but our operating profit margin increased by 160 basis points. Unseasonably warm weather in the second quarter in our Rocky Mountain market caused lower frac water heating and frac tank rental activity in that market. We also experienced a lower amount of non-trucking revenue in other markets, particularly in skim oil sales. Margins improved sequentially as unemployment tax limits were predominately met in the first quarter and other costs remained under tight control. Our fluid services activity is projected to remain steady through year-end but competition will restrain pricing power.

“Well Servicing segment profit margins in the second quarter did not recover as previously anticipated due to declining utilization in several gas markets, particularly in the Appalachian market, along with aggressive competition in oil markets. Pricing has been relatively flat overall and we have not been able to recoup increased labor and other operating expenses. We had 40 well servicing rigs in our stacked rig fleet at June 30 and expect to activate only a few more in 2012 due to the competitive market conditions.

“Contract Drilling generated profit margins of 37% in the second quarter as utilization exceeded 90% and the two 1,200 horsepower diesel electric rigs contributed a full quarter impact. Market conditions are expected to become more competitive as most drilling programs have accessed the required equipment and several larger operators have scaled back plans in the face of lower oil prices and expected cash flows in the second half of the year.

“Our total liquidity at June 30, 2012 was $335 million, which grew by $61 million from the prior quarter end. Given the current commodity price outlook, we expect our cash balance to grow, as we will be selective in deploying new capital through the remainder of the year. Our current share price continues to represent a very attractive investment. We have repurchased 1,081,000 shares of our stock since reinstating our repurchase program in May of this year. Through the first half of this year, we have spent $113 million in capital expenditures, of which $50 million was for expansion projects.

“We still expect capital spending in 2012 to range between $175 million to $200 million, with the majority of the spending in the second half dedicated to maintaining our existing fleets and equipment. While the acquisition pipeline remains active, only transactions with compelling valuations are being given serious review and consideration.

“Oil price volatility, lower NGL prices, and sub-economic gas prices, along with general concern over the impact of weakening U.S. and global economies, will likely cause demand for our services to remain flat at best for the next several quarters. Continued migration of equipment and equipment still on order will be deployed to busier markets and increase competitive pressure for personnel while placing a cap on rates. We are well positioned with an experienced organization, a substantial presence in the best markets, sufficient equipment and strong liquidity to build our market position even in the challenging market we anticipate for the next several quarters.”

2012 FIRST SIX MONTHS HIGHLIGHTS

Revenues increased 35% to $732.4 million for the first six months of 2012 compared to $542.9 million during the comparable period of 2011. Adjusted EBITDA for the first six months of 2012 rose to $179.5 million, or 25% or revenue, compared to $136.3 million, also 25% of revenue, for the comparable period in 2011. Adjusted EBITDA excludes all one-time items listed above and reconciled in note 2 under the accompanying financial tables.

For the six-month period ended June 30, 2012, Basic reported net income of $34.4 million, or $0.82 per diluted share. Excluding the tax and relocation items mentioned above, Basic generated net income of $35.6 million, or $0.85 per diluted share. For the six-month period ended June 30, 2011, Basic reported a net loss of $1.9 million, or $0.05 per share, including the tax adjustment noted above, as well as a $28.3 million, or $0.70 per diluted share, after-tax ($49.4 million pre-tax) charge related to the early extinguishment of its 2014 Notes and the termination of its prior revolving credit facility and an after-tax gain of $1.5 million, or $0.04 per diluted share, related to the sale of an office complex. Excluding those items, Basic generated net income of $26.8 million, or $0.65 per diluted share in last year’s second quarter.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue declined five percent to $156.5 million in the second quarter of 2012 from $164.4 million in the prior quarter. Revenue declined due to reduced activity in gas-oriented markets, as well as discounting for our frac pumping services from competition pressures in busier markets. In addition, near the end of the second quarter, several frac jobs were postponed until after the Fourth of July holiday. In the second quarter of 2011, this segment generated $121.8 million in revenue. The year-over-year increase in revenue mainly resulted from the contribution of the assets acquired from the Maverick Companies in the third quarter of 2011 and the additional capacity added through our capital expenditure program since the second quarter of 2011.

Segment profit in the second quarter of 2012 declined to $63.5 million compared to $67.4 million in the prior quarter. Segment margin remained relatively flat sequentially, despite the five percent decline in revenue. During the second quarter of 2011, segment profit was $53.0 million, or 44% of revenue.

As of June 30, 2012, Basic had approximately 277,000 hydraulic horsepower (hhp), up slightly from 276,000 hhp at the end of the previous quarter and up from 176,000 hhp on June 30, 2011.

Fluid Services

Fluid services revenue in the second quarter of 2012 declined five percent to $90.6 million compared to $95.3 million in the prior quarter. During the second quarter of 2011, this segment generated $81.4 million in revenue. The weighted average number of fluid services trucks rose two percent to 918 during the second quarter of 2012, increasing by 18 trucks from the weighted average truck count of 900 during the first quarter of 2012. The weighted average number of fluid services trucks was 837 during the second quarter of 2011. Truck hours during the second quarter of 2012 were 552,400 compared to 580,700 in the first quarter of 2012 and 525,700 in the same period in 2011. The average revenue per fluid service truck was $99,000 in the second quarter of 2012, down seven percent from $106,000 in the prior quarter and up one percent compared to $97,000 in the same period in 2011. The sequential decrease in revenue per truck was primarily due to a lower proportion of activity from frac water heating in our Rocky Mountain region, and a decrease in non-trucking revenues such as skim oil sales and frac tank rentals.

Segment profit in the second quarter of 2012 was $32.4 million, or 36% of revenue, compared to $32.5 million, or 34% of revenue, in the prior quarter and $29.7 million, or 37% of revenue, in the same period in 2011. The sequential increase in segment profit was primarily due to lower unemployment taxes and overall lower operating costs.

Well Servicing

Well servicing revenue rose three percent to $98.7 million during the second quarter of 2012 compared to $95.9 million in the prior quarter. In the second quarter of 2011, revenues were $83.9 million. Revenue from the Taylor Rig manufacturing operations was $6.0 million, up from

$4.9 million in the first quarter of 2012. At June 30, 2012, the well servicing rig count was 431, the same as at the end of the prior quarter. The weighted average number of well servicing rigs was 431 during the second quarter of 2012, up two percent from 423 during the prior quarter and up five percent from 412 during the second quarter of 2011. Rig hours rose less than one percent to 232,500 in the second quarter of 2012, compared to 231,300 in the previous quarter, and were up 13% versus 205,700 in the comparable quarter last year.

Well servicing rig utilization was 75% in the second quarter of 2012, compared to 76% in the prior quarter and 70% in the same quarter last year. Excluding revenues associated with the Taylor Rig manufacturing operations, revenue per well servicing rig hour increased approximately two percent to $399 in the second quarter of 2012 from $393 in the previous quarter due to a higher proportion of rig hours from our plugging operations as a result of the full quarter effect of the acquisition of 14 plugging rigs in the first quarter. On a year over year basis, revenue per well servicing rig hour was up six percent compared to the $376 reported in the second quarter of 2011.

Well servicing segment profit in the second quarter of 2012 declined to $26.9 million from $28.7 million in the prior quarter and increased from $26.5 million in the same period in 2011. Segment profit margins declined to 27% in the second quarter of 2012, from 30% in the previous quarter. In the comparable quarter last year, segment margins were 32%. Segment margins declined in the second quarter of 2012, compared to prior periods, due to lower profitability in several gas markets and increased labor and other operating costs.

Contract Drilling

Contract drilling revenue increased three percent sequentially to $15.6 million during the second quarter of 2012 compared to $15.2 million in the first quarter of 2012. During the second quarter of 2011, this segment generated $9.8 million in revenue. Basic operated twelve drilling rigs during the second quarter of 2012, the same number of rigs as in the previous quarter and up from ten rigs in the same period in 2011. Revenue per drilling day in the second quarter of 2012 was $15,500, down from $15,800 in the previous quarter and up from $13,700 in the second quarter of 2011.

Rig operating days during the second quarter of 2012 rose four percent to 1,007 compared to 967 in the prior quarter. The sequential increase in drilling days reflects solid demand for our services in the Permian Basin, where all of our drilling rigs are located, as well as the full quarter impact of the two 1,200 horsepower drilling rigs we deployed in mid-January 2012. Rig operating days were 714 in the comparable period in 2011.

Segment profit in the second quarter of 2012 was $5.8 million, up from $5.0 million in the prior quarter and $2.4 million in the second quarter of 2011. Segment margin of 37% rose sequentially from 33% in the first quarter of 2012 due to solid utilization of our drilling rigs in the second quarter. The prior quarter’s results included the deployment costs of the two new rigs that commenced on contract in January 2012.

G&A Expense

G&A expense in the second quarter of 2012 was $45.5 million. Excluding the $1.0 million charge for headquarters relocation costs and the $2.9 million prior years’ state sales and use tax assessment, G&A expense was was $41.6 million, or 11% of total revenue, compared to $41.4 million, or 11% of total revenue, in the first quarter of 2012. During the second quarter of 2011, G&A expense was $34.1 million, or 11% of total revenue.

Sales and Use Tax Audit Accrual

In 2011, we were notified by the Texas State Comptroller’s office that a sales and use tax audit for the period from 2006 through 2010 would be conducted. A preliminary report has been issued for this audit, and we will appeal the preliminary report through the redetermination process. Based on our analysis, we believe the potential liability associated with this audit ranges from $2.9 million to $13.6 million. An accrual for the estimated liability of $2.9 million has been recorded in our financial statements as a general and administrative expense. This range could potentially change in future periods after further review and discussions.

Relocation Accrual

On June 4, 2012, we announced that the Company’s corporate headquarters is relocating to Fort Worth, Texas from Midland, Texas. A transition plan was developed to provide for the move of the corporate operations, including relocation benefits for employees who will be transferring, and severance and retention benefits for employees who will not be continuing with the company after the move. As part of the relocation, severance and retention plans, Basic recognized $1.0 million in general and administrative expense for the second quarter of 2012. It is anticipated that Basic will incur approximately $6.2 million in additional expense through the completion of the relocation process, bringing the total estimated general and administrative relocation expense to $7.2 million.

Depreciation and Amortization Expense

Depreciation and amortization expense in the second quarter of 2012 was $45.5 million compared to $44.0 million in the first quarter of 2012. The sequential increase was mainly due to the two acquisitions we completed in the second quarter of 2012 and capital expenditures additions during the second quarter.

Texas Margin Tax Resolution

In June, 2012, we received notification from the Texas State Comptroller that it would allow the amendment of our 2008 Texas Margin Tax return. This amended return had been previously denied, and the reversal of their decision came through the appeals process. As part of this amended return, we are entitled to receive a refund of $1.9 million. This item will flow through the tax portion of the income statement. Excluding this tax item, our operating effective tax rate is 38.0%.

Cash and Total Liquidity

Basic had a cash and cash equivalents balance of $104 million at June 30, 2012, up from $67 million at March 31, 2012 and up from $78 million on December 31, 2011. At the end of the second quarter of 2012 , total liquidity was $335 million, which included $231 million in availability under Basic’s $250 million revolving credit facility. The revolving credit facility was amended during the second quarter of 2012 to increase borrowing capacity from $225 million to $250 million.

Share Repurchase Program Update

Basic repurchased 535,015 shares at an average cost of $9.34 per share during the period from the reinstatement of the share repurchase program on May 23, 2012 through June 30, 2012. As of July 25, 2012, a total of 1,081,741 shares have been repurchased at an average cost of $9.47 per share.

Capital Expenditures

During the first six months of 2012, total capital expenditures, including capital leases of $27 million, were approximately $113 million, comprised of $50 million for expansion projects, $55 million for sustaining and replacement projects and $8 million for other projects. Expansion capital spending included $26 million for the Completion and Remedial Services segment, $16 million for the Fluid Services segment, $4 million for the Contract Drilling segment, and $4 million for the Well Servicing segment. Other capital expenditures were mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its second quarter 2012 results on Friday, July 27, 2012, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 629-9692 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 10, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4549006#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2011 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.

Consolidated Statements of Operations, Comprehensive Income and Other Financial Data

(in thousands, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Income Statement Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Completion and remedial services	$156,560	$121,807	$320,980	$219,314
Fluid services	90,592	81,415	185,917	153,760
Well servicing	98,723	83,881	194,625	153,028
Contract drilling	15,643	9,752	30,893	16,807

Total revenues	361,518	296,855	732,415	542,909

Expenses:
Completion and remedial services	93,098	68,827	190,123	123,760
Fluid services	58,221	51,688	121,068	99,916
Well servicing	71,864	57,409	139,114	105,849
Contract drilling	9,831	7,393	20,037	11,878
General and administrative (1)	45,540	34,138	86,898	65,479
Depreciation and amortization	45,536	34,784	89,520	67,764
(Gain)/Loss on disposal of assets	980	942	2,699	(763)

Total expenses	325,070	255,181	649,459	473,883

Operating income (loss)	36,448	41,674	82,956	69,026
Other income (expense):
Interest expense	(14,832)	(11,842)	(30,055)	(23,184)
Interest income	11	23	23	28
Loss on early extinguishment of debt	—	—	—	(49,366)
Other income	215	102	364	259

Income (loss) from continuing operations before income taxes	21,842	29,957	53,288	(3,237)
Income tax benefit (expense)	(7,105)	(13,407)	(18,920)	1,294

Net Income (loss)	$14,737	$16,550	$34,368	$(1,943)

Earnings (loss) per share of common stock:
Basic	$0.36	$0.41	$0.84	$(0.05)

Diluted	$0.36	$0.40	$0.82	$(0.05)

Other Financial Data:
EBITDA (2)	$82,199	$76,560	$172,840	$87,683
Adjusted EBITDA (2)	87,093	77,502	179,453	136,286
Capital expenditures:
Acquisitions, net of cash acquired	23,185	—	41,769	10
Property and equipment	39,910	42,431	86,733	114,873

	As of
	June 30,	June 30,
	2012	2011
Balance Sheet Data:	(unaudited)	(unaudited)
Cash and cash equivalents	$103,549	$220,910
Net property and equipment	901,718	693,891
Total assets	1,510,382	1,329,107
Total long-term debt	754,712	762,190
Total stockholders’ equity	391,637	308,363

	Three months		Six months
	Ended June 30,		Ended June 30,
Segment Data:	2012	2011	2012	2011
Completion and Remedial Services
Segment profits as a percent of revenue	40.5%	43.5%	40.8%	43.6%

Fluid Services
Weighted average number of fluid services trucks	918	837	909	828
Truck hours (000’s)	552.4	525.7	1,133.1	1,020.4
Revenue per fluid services truck (000’s)	$99	$97	$205	$186
Segment profits per fluid services truck (000’s)	$35	$36	$71	$65
Segment profits as a percent of revenue	35.7%	36.5%	34.9%	35.0%

Well Servicing
Weighted average number of rigs	431	412	427	412
Rig hours (000’s)	232.5	205.7	463.8	390.4
Rig utilization rate	75.4%	69.8%	76.0%	66.3%
Revenue per rig hour, excluding manufacturing	$399	$376	$396	$366
Well servicing rig profit per rig hour	$111	$122	$114	$114
Segment profits as a percent of revenue	27.2%	31.6%	28.5%	30.8%

Contract Drilling
Weighted average number of rigs	12	10	12	8
Rig operating days	1,007	714	1,974	1,236
Revenue per day	$15,500	$13,700	$15,600	$13,600
Drilling rig profit per day	$5,800	$3,300	$5,500	$4,000
Segment profits as a percent of revenue	37.2%	24.2%	35.1%	29.3%

(1)

Includes approximately $3,200,000 and $2,078,000 of non-cash compensation expense for the three months ended June 30, 2012 and 2011, respectively. For the six months ended June 30, 2012 and 2011, it includes approximately $5,372,000 and $3,758,000 of non-cash expenses, respectively.

(2)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, loss on sales and use tax audits, loss associated with the relocation of our corporate office, loss on early extinguishment of debt, and the gain or loss on disposal of assets, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect our gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect our loss on sales and use tax audits;

•	Adjusted EBITDA does not reflect our loss associated with the relocation of our corporate office;

•	Adjusted EBITDA does not reflect our loss on early extinguishment of debt; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Reconciliation of Net Income (Loss) to EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$14,737	$16,550	$34,368	$(1,943)
Income taxes	7,105	13,407	18,920	(1,294)
Net interest expense	14,821	11,819	30,032	23,156
Depreciation and amortization	45,536	34,784	89,520	67,764

EBITDA	$82,199	$76,560	$172,840	$87,683

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on early extinguishment of debt, loss on sales and use tax audits, loss on the relocation of our corporate office, and gain or loss on disposal of assets:

	Three months		Six months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Reconciliation of Net Income (Loss) to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income (loss)	$14,737	$16,550	$34,368	$(1,943)
Loss on early extinguishment of debt	—	—	—	49,366
Income taxes	7,105	13,407	18,920	(1,294)
Net interest expense	14,821	11,819	30,032	23,156
(Gain) loss on disposal of assets	980	942	2,699	(763)
Loss on sales and use tax audit	2,884	—	2,884	—
Loss on relocation of corporate office	1,030	—	1,030	—
Depreciation and amortization	45,536	34,784	89,520	67,764

Adjusted EBITDA	$87,093	$77,502	$179,453	$136,286

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